FOR IMMEDIATE RELEASE
Contact:    Chas Cook (investors) – 336-436-5076
    Investor@Labcorp.com

    Brandi Martin (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2022 Fourth Quarter and Full-Year Results
Company Provides 2023 Guidance

•Revenue: Q4 of $3.7 billion, versus $4.1 billion last year; Full year of $14.9 billion, versus $16.1 billion last year
•Diluted EPS: Q4 of $0.86, versus $5.75 last year; Full year of $13.97, versus $24.39 last year
•Adjusted EPS: Q4 of $4.14, versus $6.77 last year; Full year of $19.94, versus $28.52 last year
•Free Cash Flow: Q4 of $536 million, versus $548 million last year; Full year of $1.5 billion, versus $2.6 billion last year
•Additional $1.0 billion share repurchase authorization approved by the Board of Directors
•Launched liquid biopsy oncology test called Labcorp Plasma Focus, the first new product from the acquisition of Personal Genome Diagnostics
•Full-Year 2023 Guidance: Adjusted EPS of $16.00 to $18.00 and Free Cash Flow of $1.0 billion to $1.2 billion

BURLINGTON, N.C., Feb. 16, 2023 – Labcorp (NYSE: LH), a leading global life sciences company, today announced results for the fourth quarter and year ended Dec. 31, 2022, full-year 2023 guidance.

“We finished the year strong, with accelerated revenue growth in Diagnostics, continued strong underlying fundamentals in Drug Development and margin expansion,” said Adam Schechter, chairman and CEO of Labcorp. “In 2022, we also advanced our strategy with the announcement of the spin of our Clinical Development business, which will be named Fortrea, and acceleration of several hospital partnerships and acquisitions. Looking ahead, we will continue to harness science, innovation and technology to drive sustained financial performance and address the evolving needs of our customers.”
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In the fourth quarter and throughout the year, Labcorp executed its strategic plan for long-term growth. Labcorp began the integration of the Ascension hospital system, adding nearly 5,000 employees and providing laboratory management services for nearly 100 hospitals across the system.

Additionally, the company has progressed the planned spin-off of its Clinical Development business, which is expected to be completed in mid-2023, subject to satisfaction of certain customary conditions. In early January 2023, Tom Pike was announced to lead the Clinical Development business and will become the chief executive officer and chairman of the Board of Fortrea upon completion of the spin-off.

On January 12, 2023, the company announced a quarterly cash dividend of $0.72 per share of common stock, payable on March 13, 2023, to stockholders of record at the close of business on February 23, 2023. In addition, the Board of Directors has approved an additional $1.00 billion for share repurchases, bringing the total available authorization to approximately $1.53 billion.

Consolidated Results

Fourth Quarter Results

Revenue for the quarter was $3.67 billion, a decrease of (9.4%) from $4.06 billion in the fourth quarter of 2021. The decrease was due to organic revenue of (9.4%) and foreign currency translation of (1.3%), partially offset by acquisitions of 1.3%. The (9.4%) decrease in organic revenue was driven by a (13.4%) decrease in COVID-19 PCR and antibody testing (COVID-19 Testing), partially offset by a 3.9% increase in the company's organic Base Business. Base Business includes Labcorp's operations except for COVID-19 Testing.

Operating income for the quarter was $90.7 million, or 2.5% of revenue, compared to $730.6 million, or 18.0%, in the fourth quarter of 2021. The company recorded impairment charges, amortization, restructuring charges, and special items, which together totaled $419.2 million in the quarter, compared to $171.5 million during the same period in 2021. Included in these numbers are goodwill and other asset impairment charges of $270.3 million in the fourth quarter of 2022, which primarily related to the Early Development business due to short-term labor and NHP supply constraints. Adjusted operating income (excluding impairment charges, amortization, restructuring charges, and special items) for the quarter was $509.9 million, or 13.9% of revenue, compared to $902.2 million, or 22.2%, in the fourth quarter of 2021. The decrease in operating income and margin was due to a reduction in COVID-19 Testing. LaunchPad savings and lower personnel expense were essentially offset by lower COVID-related demand and inflationary costs.

Net earnings for the quarter were $76.1 million compared to $553.0 million in the fourth quarter of 2021. Diluted EPS were $0.86 in the quarter compared to $5.75 during the same period in 2021. Adjusted EPS (excluding impairment charges, amortization, restructuring charges, and special items) were $4.14 in the quarter compared to $6.77 in the fourth quarter of 2021.

Operating cash flow for the quarter was $653.6 million compared to $697.5 million in the fourth quarter of 2021. The decrease in operating cash flow was due to lower COVID Testing earnings, partially offset by higher Base Business earnings. Capital expenditures totaled $117.9 million compared to $150.0 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $535.7 million compared to $547.5 million in the fourth quarter of 2021.

At the end of the quarter, the company’s cash balance and total debt were $0.4 billion and $5.3 billion, respectively. During the quarter, the company invested $150.4 million on acquisitions, paid out $63.6 million in dividends, and repurchased $300.0 million of stock representing approximately 1.4 million shares. At the end of the quarter, we had $532 million of share repurchase authorization remaining.

Full Year Results

Revenue was $14.88 billion, a decrease of (7.7%) from $16.12 billion in 2021. The decrease was due to organic revenue of (7.5%) and foreign currency translation of (1.0%), partially offset by acquisitions net of divestitures of 0.8%. The (7.5%) decrease in organic revenue was due to a (10.0%) decrease in COVID-19 Testing, partially offset by a 2.5% increase in the Company's organic Base Business.

Operating income was $1.77 billion, or 11.9% of revenue, compared to $3.26 billion, or 20.2%, in 2021. The company recorded impairment charges, amortization, restructuring charges, and special items, which together totaled $775.2 million compared to $571.5 million during 2021. Adjusted operating income (excluding impairment charges, amortization, restructuring charges, and special items) was $2.55 billion, or 17.1% of revenue, compared to $3.83 billion, or 23.8%, in 2021. The decrease in operating income was primarily due to lower COVID-19 Testing and higher personnel costs, as well as goodwill and other asset impairment charges, partially offset by a recovery in the Base Business.

Net earnings were $1.28 billion compared to $2.38 billion in 2021. Diluted EPS were $13.97 compared to $24.39 in 2021. Adjusted EPS (excluding impairment charges, amortization, restructuring charges, and special items) were $19.94 compared to $28.52 in 2021.

Operating cash flow was $1.96 billion compared to $3.11 billion in 2021. The decrease in operating cash flow was primarily due to lower COVID Testing earnings. Capital expenditures totaled $481.9 million compared to $460.4 million in 2021. As a result, free cash flow (operating cash flow less capital expenditures) was $1.47 billion compared to $2.65 billion in 2021.

During the year the company repurchased $1.10 billion of stock representing approximately 4.7 million shares and invested $1.16 billion on acquisitions.

Fourth Quarter Segment Results

The following segment results exclude impairment charges, amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics
Revenue for the quarter was $2.29 billion, a decrease of (12.8%) from $2.62 billion in the fourth quarter of 2021. The decrease was due to organic revenue of (14.3%) and foreign currency translation of (0.3%), partially offset by acquisitions of 1.7%. The (14.3%) decrease in organic revenue was due to a (20.7%) decrease in COVID-19 Testing, partially offset by a 6.4% increase in the Base Business. Total Base Business growth compared to the Base Business in the prior year was 10.6%, which includes the benefit from the Ascension lab management agreement of approximately 7% and the negative impact from weather and fewer revenue days of (1.2%).

Total volume (measured by requisitions) decreased by (11.8%) as organic volume decreased by (13.8%) and acquisition volume contributed 2.0%. Organic volume was impacted by a (14.3%) decrease in COVID-19 Testing, partially offset by a 0.5% increase in Base Business. Price/mix decreased by (1.0%) due to COVID-19 Testing of (6.4%), currency of (0.3%), and acquisitions of (0.2%), partially offset by Base Business of 5.9%. Base Business volume increased 3.0% compared to the Base Business last year, which includes the combined unfavorable impact from weather and fewer revenue days of approximately (1.2%). Price/mix was up 7.6% in the Base Business compared to the Base Business last year, which includes the benefit of the Ascension lab management agreement.

Adjusted operating income for the quarter was $387.0 million, or 16.9% of revenue, compared to $775.9 million, or 29.6%, in the fourth quarter of 2021. The decrease in adjusted operating income and margin was due to a reduction in COVID-19 Testing and the mix impact from Ascension. Excluding COVID-19 Testing and Ascension, operating income and margin were up due to the benefit of Base Business growth and LaunchPad savings, which were partially offset by higher personnel expense and other inflationary costs.

Drug Development
Revenue for the quarter was $1.39 billion, a decrease of (4.1%) from $1.45 billion in the fourth quarter of 2021. The decrease was primarily due to foreign currency translation of (3.1%). The benefit of acquisitions of 0.4% was offset by a (1.5%) decrease in organic revenue, which was negatively impacted by approximately 5.0% due to reduced COVID-19 related work and the Ukraine/Russia crisis.

Adjusted operating income for the quarter was $208.5 million, or 15.0% of revenue, compared to $205.7 million, or 14.2%, in the fourth quarter of 2021. Adjusted operating income and margin increased due to LaunchPad savings and lower personnel costs, partially offset by lower COVID-related demand, the Ukraine/Russia crisis, and inflationary costs.

Net orders and net book-to-bill during the trailing twelve months were $7.28 billion and 1.27, respectively. Backlog at the end of the quarter was $16.30 billion, an increase of 8.9% compared to last year. The company expects approximately $4.85 billion of its backlog to convert into revenue in the next twelve months.

2023 Guidance

The following guidance assumes foreign exchange rates effective as of Dec. 31, 2022, for the full year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases and dividends. The guidance also assumes that the Clinical Development business will be with Labcorp for the full year. Upon completion of the planned spin-off, currently anticipated in mid-2023 (subject to satisfaction of certain customary conditions), we expect to provide updated guidance.

(Dollars in billions, except per share data)

	Results	2023 Guidance

	2022	Low	High
Revenue
Total Labcorp Enterprise (1)(2)	$14.9	1.0%	4.0%
Base Business (2)	$13.7	8.5%	10.5%
COVID-19 Testing	$1.1	(90.0%)	(75.0%)

Total Diagnostics (3)	$9.2	(2.0%)	1.5%
Base Business	$8.1	10.5%	12.5%
COVID-19 Testing	$1.1	(90.0%)	(75.0%)

Total Drug Development (4)	$5.7	5.0%	7.0%

Adjusted EPS	$19.94	$16.00	$18.00

Free Cash Flow (5)	$1.47	$1.0	$1.2

(1) 2023 Guidance includes an impact from foreign currency translation of 0.0%
(2) Enterprise level revenue is presented net of intersegment transaction eliminations
(3) 2023 Guidance includes an impact from foreign currency translation of (0.2%)
(4) 2023 Guidance includes an impact from foreign currency translation of 0.2%
(5) Free Cash Flow consists of operating cash flow less capital expenditures

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at www.Labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by registering at this link, which will provide a dial-in number and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the start of the call, although participants may register and join at any time during the call. A live webcast of Labcorp’s quarterly conference call on Feb. 16, 2023, will be available at Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through Feb. 2, 2024.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With over 80,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14.9 billion in 2022. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2023 guidance and the longer-term outlook and the related assumptions of each, (ii) the proposed spin-off of the Clinical Development business (“CD”), including statements regarding the expectation that the spin-off transaction (“Transaction”) will be consummated, the anticipated timing of the Transaction, benefits of the Transaction, the expected tax treatment of the Transaction, and opportunities for future growth; (iii) the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company’s businesses, operating results, cash flows and/or financial condition, as well as general economic and market conditions, (iv) the company's responses to the COVID-19 pandemic, (v) future business strategies, (vi) expected savings and synergies (including from the LaunchPad initiative and from acquisitions and other transactions), and (vii) opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company’s control, including without limitation, (i) uncertainties as to the completion and timing of the Transaction; (ii) the failure to obtain appropriate assurances regarding the tax-free nature of the Transaction; (iii) the receipt of regulatory approvals for the Transaction; (iv) the effect of the announcement or pendency of the Transaction on the company’s business relationships, operating results, and business generally; (v) unexpected issues that arise in the continued planning for the Transaction; (vi) the failure to have the Form 10 registration statement for the Transaction that will be filed with the SEC declared effective on a timely basis, or at all; (vii) risks that the Transaction disrupts current plans and operations of the company or CD; (viii) potential difficulties as a result of the Transaction with the company or CD employee retention; (ix) risks related to the Transaction diverting management’s attention from the company and CD’s ongoing business operations; (x) the ability of the company to successfully separate CD operations from the company’s ongoing operations; (xi) market receptiveness to effect transactions in the capital markets; (xii) market reaction to the announcement, updates on, and planning for the Transaction; (xiii) the trading price of the company’s stock, competitive actions and other unforeseen changes and general uncertainties in the marketplace; (xiv) changes in government regulations, including healthcare reform; (xv) customer purchasing decisions, including changes in payer regulations or policies; (xvi) other adverse actions of governmental and third-party payers; (xvii) changes in testing guidelines or recommendations; (xviii) federal, state, and local government responses to the COVID-19 pandemic; (xix) the impact of global geopolitical events; (xx) the effect of public opinion on the company’s reputation; (xxi) adverse results in material litigation matters; (xxii) the impact of changes in tax laws and regulations; (xxiii) failure to maintain or develop customer relationships; (xxiv) the company's ability to develop or acquire new products and adapt to technological changes; (xxv) failure in information technology, systems or data security; (xxvi) the impact of potential losses under repurchase agreements; (xxvii) adverse weather conditions; (xxviii) the number of revenue days in a financial period; (xxix) employee relations; (xxx) personnel costs; (xxxi) inflation; and (xxxii) the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company’s ability to implement the company’s business strategy, including the Transaction, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the company’s filings with the SEC including the information in the company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues	$3,674.2	$4,056.1	$14,876.8	$16,120.9

Cost of revenues	2,704.4	2,681.1	10,491.7	10,496.6

Gross profit	969.8	1,375.0	4,385.1	5,624.3

Selling, general and administrative expenses	536.5	543.7	1,996.6	1,952.1
Amortization of intangibles and other assets	60.6	92.9	259.3	369.6
Restructuring and other charges	11.7	7.8	83.8	43.1
Goodwill and other asset impairments	270.3	—	271.5	—
Operating income	90.7	730.6	1,773.9	3,259.5

Other income (expense):
Interest expense	(49.3)	(43.1)	(180.3)	(212.1)
Equity method income, net	(1.1)	5.6	5.4	26.5
Investment income	1.7	1.9	8.9	10.2
Other, net	2.5	(9.0)	(25.3)	42.5

Earnings before income taxes	44.5	686.0	1,582.6	3,126.6

Provision (benefit) for income taxes	(31.9)	132.4	302.0	747.1

Net earnings	76.4	553.6	1,280.6	2,379.5
Less: Net earnings attributable to the noncontrolling interest	(0.3)	(0.6)	(1.5)	(2.2)

Net earnings attributable to Laboratory Corporation of America Holdings	$76.1	$553.0	$1,279.1	$2,377.3

Basic earnings per common share	$0.86	$5.80	$14.05	$24.60

Diluted earnings per common share	$0.86	$5.75	$13.97	$24.39

Weighted average basic shares outstanding	88.5	95.3	91.1	96.7

Weighted average diluted shares outstanding	89.0	96.2	91.6	97.5

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	December 31, 2022	December 31, 2021
ASSETS

Current assets:
Cash and cash equivalents	$430.0	$1,472.7
Accounts receivable, net	2,222.0	2,261.5
Unbilled services	795.4	716.8
Supplies inventory	470.6	401.4
Prepaid expenses and other	707.0	478.1
Total current assets	4,625.0	5,330.5

Property, plant and equipment, net	2,956.2	2,815.4
Goodwill, net	8,121.0	7,958.9
Intangible assets, net	3,946.9	3,735.5
Joint venture partnerships and equity method investments	65.7	60.9
Deferred income taxes	7.6	21.6
Other assets, net	432.7	462.6
Total assets	$20,155.1	$20,385.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$934.8	$621.3
Accrued expenses and other	1,068.8	1,404.1
Unearned revenue	582.1	558.5
Short-term operating lease liabilities	185.5	187.0
Short-term finance lease liabilities	6.0	10.5
Short-term borrowings and current portion of long-term debt	301.3	1.5
Total current liabilities	3,078.5	2,782.9

Long-term debt, less current portion	5,038.8	5,416.5
Operating lease liabilities	679.7	642.5
Financing lease liabilities	83.6	84.6
Deferred income taxes and other tax liabilities	736.2	762.9
Other liabilities	422.8	402.0
Total liabilities	10,039.6	10,091.4

Commitments and contingent liabilities
Noncontrolling interest	18.9	20.6

Shareholders’ equity
Common stock, 88.2 and 93.1 shares outstanding at December 31, 2022 and 2021, respectively	8.1	8.5
Additional paid-in capital	—	—
Retained earnings	10,581.7	10,456.8
Accumulated other comprehensive loss	(493.2)	(191.9)
Total shareholders’ equity	10,096.6	10,273.4
Total liabilities and shareholders’ equity	$20,155.1	$20,385.4

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$76.4	$553.6	$1,280.6	$2,379.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	156.2	188.0	633.9	745.1
Stock compensation	30.2	42.1	144.1	153.7
Operating lease right-of-use asset expense	48.7	49.6	194.4	194.9
Goodwill and other asset impairments	270.3	—	271.5	—
Deferred income taxes	69.9	26.1	18.3	(75.9)
Other, net	21.4	17.0	16.5	(24.0)
Change in assets and liabilities (net of effects of acquisitions and divestitures):
(Increase) decrease in accounts receivable	(35.9)	86.4	15.9	222.0
(Increase) decrease in unbilled services	27.6	6.7	(100.0)	(179.2)
(Increase) decrease in inventory	2.0	9.3	(45.5)	2.8
(Increase) decrease in prepaid expenses and other	(189.1)	4.2	(256.9)	(68.2)
Increase (decrease) in accounts payable	172.0	(44.8)	307.1	(10.2)
Increase (decrease) in deferred revenue	46.0	(38.8)	35.3	45.0
Increase (decrease) in accrued expenses and other	(42.1)	(201.9)	(559.3)	(275.9)
Net cash provided by operating activities	653.6	697.5	1,955.9	3,109.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(117.9)	(150.0)	(481.9)	(460.4)
Purchase of investments	(11.3)	(20.2)	(17.4)	(27.8)
Proceeds from sale of assets	0.2	83.8	1.4	87.3
Proceeds from sale or distribution of investments	4.5	2.8	5.2	13.2
Proceeds from exit from swaps	—	—	2.9	—
Proceeds from sale of business	1.6	—	1.6	—
Acquisition of businesses, net of cash acquired	(150.4)	(170.9)	(1,164.0)	(496.9)
Net cash used for investing activities	(273.3)	(254.5)	(1,652.2)	(884.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior note offerings	—	—	—	1,000.0
Payments on senior notes	—	—	—	(1,000.0)
Payments on term loan	—	—	—	(375.0)
Proceeds from revolving credit facilities	787.4	—	787.4	—
Payments on revolving credit facilities	(787.4)	—	(787.4)	—
Net share settlement tax payments from issuance of stock to employees	(6.0)	(3.0)	(50.6)	(47.4)
Net proceeds from issuance of stock to employees	—	0.9	50.6	51.7
Dividends paid	(63.6)	—	(195.2)	—
Purchase of common stock	(300.0)	(1,000.0)	(1,100.0)	(1,668.5)
Other	(3.0)	(6.5)	(27.0)	(26.6)

Net cash used for financing activities	(372.6)	(1,008.6)	(1,322.2)	(2,065.8)

Effect of exchange rate changes on cash and cash equivalents	12.4	1.8	(24.2)	(7.3)

Net increase (decrease) in cash and cash equivalents	20.1	(563.8)	(1,042.7)	151.9
Cash and cash equivalents at beginning of period	409.9	2,036.5	1,472.7	1,320.8

Cash and cash equivalents at end of period	$430.0	$1,472.7	$430.0	$1,472.7

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Adjusted Segment Information
(Dollars in Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Diagnostics
Revenues	$2,286.4	$2,622.8	$9,203.5	$10,363.6

Adjusted Operating Income	$387.0	$775.9	$2,025.5	$3,205.6
Adjusted Operating Margin	16.9%	29.6%	22.0%	30.9%

Drug Development
Revenues	$1,393.2	$1,452.6	$5,710.2	$5,845.5

Adjusted Operating Income	$208.5	$205.7	$801.1	$887.1
Adjusted Operating Margin	15.0%	14.2%	14.0%	15.2%

Consolidated
Revenues	$3,674.2	$4,056.1	$14,876.8	$16,120.9

Adjusted Segment Operating Income	$595.5	$981.6	$2,826.6	$4,092.7
Unallocated corporate expense	$(85.6)	$(79.4)	$(277.5)	$(261.6)
Consolidated Adjusted Operating Income	$509.9	$902.2	$2,549.1	$3,831.1
Adjusted Operating Margin	13.9%	22.2%	17.1%	23.8%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Adjusted Operating Income
Operating Income	$90.7	$730.6	$1,773.9	$3,259.5
Amortization of intangibles and other assets (a)	60.6	92.9	259.3	369.6
Restructuring and other charges (b)	11.7	7.8	83.8	43.1
Acquisition and disposition-related costs (c)	31.9	9.0	65.3	28.1
Spin off transaction costs (d)	28.9	—	36.9	—
COVID-19 related costs (e)	9.9	40.9	27.2	71.9
Asset impairments (f)	270.3	—	271.5	—
Retention bonuses (g)	0.4	8.6	2.2	18.2
Ukraine/Russia crisis costs (h)	0.6	—	2.9	—
Other (i)	4.9	12.4	26.1	40.7
Adjusted operating income	$509.9	$902.2	$2,549.1	$3,831.1

Adjusted Net Income
Net Income	$76.1	$553.0	$1,279.1	$2,377.3
Impact of adjustments to operating income	419.2	171.6	775.2	571.6
(Gains) / losses on venture fund investments, net (j)	0.6	3.0	12.0	(50.1)
(Gain) / loss on sale of business (k)	(1.9)	0.1	(1.9)	6.2
Debt financing costs (l)	—	—	(0.3)	33.4
Other	(0.7)	3.0	3.1	3.0
Change in U.K. tax rates (m)	—	—	—	17.1
Income tax impact of adjustments (n)	(124.3)	(79.8)	(241.1)	(178.2)
Adjusted net income	$369.0	$650.9	$1,826.1	$2,780.3

Weighted average diluted shares outstanding	89.0	96.2	91.6	97.5

Adjusted net income per share	$4.14	$6.77	$19.94	$28.52

(a)	Amortization of intangible assets acquired as part of business acquisitions. In the fourth quarter of 2020, the company announced a rebranding resulting in an acceleration of the amortization of acquired trade names impacting amortization for the three months and twelve months ended December 31, 2021.
(b)	Restructuring and other charges represent amounts incurred related to the elimination of positions within the organization in connection with the company's LaunchPad initiatives and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses, and other integration or disposition related activities.
(d)	The company has announced the spin-off of the Clinical Development and Commercialization Services (CDCS) business and has incurred various costs to prepare for the spin-off transaction.
(e)	Costs of incremental operating expenses incurred as a result of the COVID-19 pandemic.
(f)	During the fourth quarter of 2022, the company impaired a portion of the goodwill related to the Early Development business as well as a technology intangible asset.
(g)	As a result of labor market conditions, the company implemented a targeted retention program within the Drug Development segment for a select group of positions experiencing higher than normal turnover.
(h)	Due to the Russia and Ukraine crisis and economic sanctions, the company incurred incremental costs and determined that certain receivables and long-lived assets related to its Russia and Ukraine operations were impaired.
(i)	Represents various non-operational items including rebranding, strategic review, litigation, data breach costs, insurance reimbursements, executive termination costs, and acquisition contingent purchase price adjustments.
(j)	The company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(k)	Represent the (gain)loss on sale of certain assets by the Drug Development business.
(l)	During the second quarter of 2021, the company refinanced $1,000.0 million in senior notes due in February and August 2022 and incurred costs related to the make-whole provisions and the acceleration of deferred financing costs.
(m)	During the second quarter of 2021, the UK tax authorities announced increased future tax rates resulting in the revaluation of the UK tax assets and liabilities.
(n)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
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